Composite Technology Corporation
First Quarter 2009 Earnings Conference Call
February 18, 2009

Operator: Ladies and gentlemen, thank you for standing by.  Welcome to the Composite Technology Corporation, First Quarter 2009 Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touch tone phone.  Please press star zero for operator assistance at any time.  For participants using speaking equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Wednesday, February 18, 2009.

I would now like to turn the conference over to James Carswell.  Please go ahead sir.

James Carswell: Thank you and welcome to our earnings call for the quarter.  Today, with us today are Benton Wilcoxon, our Chief Executive Officer, and D.J. Carney, our Chief Financial Officer.  Before we get started I'd like to take a moment to read a brief Safe Harbor Statement, and then turn the call over to Benton.

Statements made during this call and which are not strictly historical in nature, constitute forward-looking statements.  Such statements include, but are not limited to, statements regarding to potential sales of turbines and related DeWind products; potential sales of ACCC conductors and related products; expectations regarding CTC cable and DeWind revenues, costs, expenses, cash flows for fiscal 2009; expectations regarding any current or future litigation; top line growth and earnings potential with CTC cable and the DeWind business, as well as the company's position in the alternative energy space and the company's plans for future DeWind or CTC cable in the United States, or international plans for development efforts in the DeWind and CTC cable businesses; expectations for current and future CTC cable and DeWind sales orders and manufacturing and anticipated financial results for fiscal 2009.  Such forward-looking statements involve known and unknown risk, uncertainties and other factors which may cause CTC's actual results to be materially different from those expressed or implied in such forward-looking statements.  These factors include, but are not limited to, risks related to the operations of DeWind and the CTC cable businesses; risks related to the company's financial well being; sourcing of materials; and the risk that the company may not continue as a growing concern; the risk that customers' use of our CTC technology may not grow as anticipated; the risk that the anticipated market opportunities may not materialize at expected levels, or at all; and the risk that the company's activities may not result in the growth of profitable revenue.  All forward-looking statements are qualified in their entirety by this cautionary statement, and CTC is providing this information as of the date of this call, and does not take any obligations to update any forward-looking statements discussed in the call as a result of any new information, future events or otherwise, other than required under the applicable securities laws.

That being said, I'd now like to turn the call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon: Thank you James.  Welcome to our conference call.  Our agenda for today's call will be as follows:   First our CFO, D.J. Carney, will provide commentary on our financial results, then I will provide some color for the quarter, and talk about near and midterm objectives, and opportunities for the business and the status of our potential orders, both in the cable and the wind turbine business.  Finally, we will then take questions on the results.

I'd now like to turn over the call to our CFO.

D.J. Carney: Thanks Benton.  I'll take a few minutes to walk through the financial results for the first quarter beginning with the P&L, then our Balance Sheet, then finally a discussion of the restatement for our annual filing.

Consolidated revenues for the quarter were 10.4 million, including 4.4 million for our CTC cable business and 6 million for our DeWind business.  Revenues declined on a consolidated basis by 7.2 million, from 17.6 million in the December 2007 quarter.  As compared to the September, 2008 quarter, revenues declined 4.5 million, primarily due to wind revenue decreases, as the cable revenues were down only 200,000 from September.

The revenue decreases were driven by a combination of factors.  The wind revenues for the 2008 quarters were entirely turbine part sales.  While turbines were shipped during the quarter, no revenues were recognized on wind turbines for the December 2008 quarter.  Cable sales declined due to the lingering effect of the Beijing Olympics, and the resulting slowdown in China orders in cable.  As Benton will discuss further, we have seen a resurgence in cable orders recently.

Our net loss from continuing operations for the quarter increased 0.9 million to 8.3 million, from 7.4 million in the prior year, and is due to the net effect of 2.7 million in lower gross margin on lower revenue levels, operating expense increases of 1.1 million, including a 1.3 million increase in non-cash stock compensation charges, offset by a $2.2 million decrease in losses from discontinued operations of our DeWind GMBH entity that was placed into insolvency in the prior year, and an interest expense decrease of half a million dollars.

Cable gross margins of 1.3 million decreased to 29% of revenues due to negative manufacturing cost variances caused by lower unit sales levels, which in turn required greater per unit absorption of fixed labor and overhead costs.  We have seen no significant change to our cable product materials costs, and we expect that future quarters will have margins above 30% as the unit levels increase.

Turbine gross margins from products in 2008 were 0.2 million or 4% of revenues.  Turbine margins are reflective of 1.2 million in parts margins reduced by loss provisions of 0.3 million for cost accruals caused by a delay in delivery of a D8.2 machine, and 0.7 million loss in turbine service related margins.  The 2008 operations expense increase of 1.1 million over the prior year's December quarter, was driven in large part by an increase in stock compensation, which increased 1.3 million, and a net effect of a depreciation decrease of 300,000, a DeWind R&D decrease of 0.6 million, and a CTC cable sales and marketing cost increase of half a million.

I will now turn to the Balance Sheet.  We ended the year with total cash of 9.8 million.  Cash flows were significantly impacted by the wind turbine business, in particular the default on expected payments from turbine orders.  Orders for $140 million worth of turbines were received in September and October, and drove some cash spending in October.  The first payment default occurred in October, 2008 and the defaults reduced expected cash collections by over $25 million.  After these defaults, we significantly reduced our cash outlay for wind turbine components, and Benton will provide additional information about our strategy for the DeWind business later in the call.

Finally, some explanation on our restatement, and the contract loss that caused the restatement.  The restatement is the result of an accounting system breakdown caused in part by our transition from a German accounting system to the U.S. based accounting, and reflective of an immature turbine project accounting system in the U.S. through December, 2008.  While reviewing our final December, 2008 figures, management realized that a significant portion of the turbine contract losses that were originally recorded into the December quarter, were the result of commitments incurred prior to the end of the September, 2008 quarter.  Under U.S GAAP accounting, if a contract results in an estimated loss, it should be recorded into the quarter in which the estimate was known.  Significantly all of the contract loss provision is due to two contracts with DeWind for a total of 10 D8 turbines that were shipped to the customer in December, 2008.  The reason for the large losses is described in greater detail in the 10Q, but in summary it is due to a combination of a low contract price which was negotiated nearly two years ago, and which did not have price escalations built in, a $1 million delivery penalty, and significantly higher than expected turbine Nacelle and turbine blade fulfillment costs.

And with that, I will turn the call over to our CEO, Benton Wilcoxon to discuss the business opportunities and the business going forward.  Benton.

Benton Wilcoxon: Thank you D.J.  Overall we are disappointed with the financial results of the quarter, but feel that we have taken steps recently that will continue to position ourselves to take advantage of changes in the marketplace.  There were several key issues that impacted us during the quarter, and since the end of the quarter.  Most significantly is the effect of the loss of turbine financing for our DeWind customers due to the credit market collapse as I mentioned in our late September conference call.  That current situation remains the same, but there appears to be some encouraging signs for this business sector from the recently passed stimulus bill.  In the stimulus bill there are portions that appear to benefit both of our business segments; the DeWind as well as the CTC cable business.  Although there are still details of interpretation that are to be issued soon, whereupon the comment period will commence, followed by the final plan with wording that is able to be executed upon.  Until then, in summary, I would say that on the wind side there is an extension of the Production Tax Credit, and there's also a temporary election to claim a 30% tax credit in lieu of the Production Tax Credit for qualifying facilities, that place the property in service for the period of 2009 and 2010.  There is also another provision for those investors such as pension funds that cannot use the tax credit.  It would allow them to receive a grant in the amount of 30% of the cost of the renewable facility that began construction in 2009 and 2010.  We believe that several of our potential customers' wind farms would qualify, as well as our DeWind farm wind venture in Texas.

On the transmission side there appears to be over 6 billion in grants to the Western Area Power Administration, as well as Bonneville Power for new transmission lines, who we believe should use the most energy efficient conductor for at least a portion of the planned transmission projects that they need, to increase capacity and efficiency.

There is also other loan guarantees set aside in there for utility companies or transmission owners, who are using newer technologies or efficient technologies, and all these final details will soon be clarified in the next short time period.  We have engaged experts in Washington, D.C. to attempt to clarify the situation, so that we could participate in what appears to be a good win for a change in the economic situation for our company.

As announced recently, Composite Technologies DeWind subsidiary has engaged RBS Securities to identify qualified companies interested in a partnership to better leverage the high quality, leading edge technology of the DeWind turbine product portfolio.  We believe that a strategic partnership would allow DeWind to take full advantage of the expected growth in demand in the wind renewables market over the next few years.   To date we are pleased with the process that RBS has commenced, and report that several targeted parties have responded and requested that RBS send them the confidential information, I mean, investment memorandum.

In the CTC cable business, we believe we're in a very exciting phase.  We have encouraging news on the U.S. sales front with a number of programs captured, pending on exactly where the ACCC conductor is specified in the overall project.  This is by far the deepest penetration in the U.S. market.  The team has done a good job in putting the ACCC conductor message in front of new customers, in pushing for closure on customers we've been pursuing for some time.  We now have 14 sales rep organizations covering the entire United States, and we plan to add parts of Canada next.  This gives us well over 50 reps in the field promoting ACCC conductor in the U.S. alone.  In late January we had most of the sales rep organizations on site here in Irvine for training sessions, and to review our new sales processes and materials, and the energy level and excitement was extremely high.  We also, of course, in the quarter had our first significant new order worth about $1.5 million for Sierra Pacific, and Sierra is the new customer which chose ACCC based on cost savings and efficiency benefits.

Our order flow in China has resumed, and we received the new 240 kilometer order in December, and then we received a 750 kilometer order that we have been working on for many months, which we announced today, and we except that there will soon be follow on orders for this critical, important, reconductor project in China.

In Mexico our representatives are there again in meetings again today trying to finalize fairly significant projects that we've been working on, for which engineering has been completed, but are which in a process of costing and engineering companies for installation selection process.

Our team is in Brazil at the moment, and negotiations to have a finalized structure there are going on, since we must have a structure in place to manufacture or strand the conductor in Brazil, before we can get orders successfully completed, due to the high import tariff in that country.  So we have our contracts out to five parties now, our stranding agreements in South America, and are in the process or trying to select the ones that can qualify and that are interested in finalizing the agreement.

In Indonesia we announced before that we've signed up two stranders, and we've just been notified that our bidding team has won the tender.  The next step is a formal program release and order placement by the grids in Indonesia.

The European market is slow as we wait for Lamifil to get traction with their marketing efforts, and actively promote ACCC conductor, which we announced before as a change to the manufacturing agreement we've had for quite some time, into both a manufacturing and a sales distribution agreement.  We've spent a great deal of time working with them on spec sheet technical data, but have not had but only one tender in place at the moment, using them as the source.  They have made more stranding capacity available to us this year, so we are ready to pick up on the momentum as soon as they gain a little more traction.

In the U.S., as I announced, there's several other projects which we are aware of and in negotiations, that are very significant and would be our largest projects to date in the U.S., and those are making progress as well.  I fully expect we will announce those, you should see announcements as we move forward in the next few weeks.

In our production operations, we increased our plant capacity as we announced before and improved the Irvine plant reliability during the quarter.  We have 12 pultrusion machines in operation, and expect to have all 18 in full operation shortly.  Parts of the improvements were put in place in December.  Part of the improvement was a fully redundant back up power supply, which was switched over during the scheduled plant maintenance in the December holiday.  We passed our annual ISO audit in November and we were recertified for another year.

In the DeWind operation, we significantly restricted DeWind's operations during the quarter due to the lack of sales during the quarter, and the cancellation of existing orders.  We still continue to fulfill existing orders which was the shipping of 10 units for sea wind for the Punta/Colorado  project in Chile.  Five turbines shipped December 14th and five shipped during the week ending December 19th.  We shipped and assembled the Hilltop D8.2 unit for Minnesota.  Hilltop is commissioned and has been producing reliable power already.  We're undergoing the required reliability test for Xcel, the local grid.  We began construction in the, of the Little Pringle  project during the quarter, but once we determined that the financing markets were not available, we put the project on hold.  Where it stands now are that the first five foundations are poured and ready for turbines.  We're still looking for a buyer for the Little Pringle project, and we have several active prospects for which we are quite certain that the stimulus package will create several new opportunities, that have already called in the last two days, and interested in meetings.  We are taking aggressive steps to contain costs and reduce liabilities in DeWind.  We filed one business insolvency in September; the cost was 2.2 million as a write down in the December 2007— the cost was 2.2 million in the December 2007 quarter.  We have eliminated that.  We filed for another business insolvency in January 2009 that had nearly 2.5 million in litigation related liabilities.  We're also reorganizing DeWind, Inc.  We moved a level of management and have the German staff now reporting to the U.S. manager.

The number one issue in DeWind is still in closing sales.  The closing of sales, we don't believe, is really going to be possible until it is clear what is happening with the stimulus package and the credit markets open up.  Nevertheless, the confidence in the new package and what it states as available for wind farms now, is significant enough that there has been a great deal of excitement and calls on that issue, and we would anticipate that all of our customers will be reenergized once they know that they could finance it one way or another, either the Production Tax Credit or the Investment Tax Credit, or in fact, the outright grant depending on their qualifications.  The process at RBS includes both a process for finding wind farm partners as one separate project, as well as to find a partner for the DeWind business side, which we still believe is necessary, even should we get a lot of orders, we still believe we probably need a strong financial partner to bring the gravitas and credibility of a large balance sheet and a large company to such a very heavy manufacturing concept as the DeWind turbine.  TECO- Westinghouse is also participating in this, we believe.  They have also contacted RBS and of course are anxious to maintain producing the DeWind turbines in their facility in Texas.  We've had several opportunities to license the D8 technology in China and Australia, however, those projects are basically put on hold until we finish the RBS process and determine what is the best valuation, best value for our DeWind company.

In the development of technology, those have been put on hold.  We have the larger rotor blades plug-ready to make the molds, but are of course waiting upon the orders which we had secured, but which have not finished making their payments, which as D.J. said amounts to about 25 million plus, which should have already been made in additional payments at this point in time.  Had they made those, then we would have already finished making the molds and preparing for the larger blade length, as well as the same is true with our -40° centigrade cold weather package, which is also waiting for orders to just finalize that package.  The supply chain issues remain the same as last quarter, and the key items really today, are that we are very, very excited about the cable business and it's exciting prospects now, as it's becoming very well known to different customers, whereas in the other business, we're quite aware that the DeWind is really going to suffer until we get this clarification on the stimulus package and get the financing put into place.

On the cable side, again just as another case in point,  we had recently a visit from the Director of Transmission for American Electric Power, which has historically been our largest customer in the United States, and came here to discuss results of the progress of our tests to qualify for the ultra high voltage lines that we are striving to obtain in the United States, which would be 765 total.  I believe we have passed all those tests, and we're just trying to finalize all of the details.  During his visit here he also made a customer testimonial and, which has just been videoed, and I believe will shortly be available.  So we're making lots of progress in the cable area in terms of getting the traction and tension which has taken so long for most of the utilities to realize how significant this energy efficient conductor is, and what role it plays now and in the future.

And with that, I believe, we would I guess turn this over to some questions.

Operator: Thank you sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touch tone phone.  If you would like to withdraw your question, press the star followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.

Now our first question is from the line of Adam Adelman, with Capstone Investments.  Please go ahead.

Adam Adelman: Hi guys.  Thanks for taking my call.  I had a couple of questions, the first one about cash and cash burn.  I think your cash balance is at the end of the December quarter was around 9.7 million and working capital of around 4 million.  Can you talk a little bit about cash burn going forward?  I know you're working with RBS for some different strategies.  Can you talk a bit about some different scenarios of how you might be able to turn the corner, because just judging from cash burn in the last few quarters, it seems as though there might be a quarter or maximum two, left.

D.J. Carney: Yeah Adam it's D.J.  Thanks.  Our cash balance at the end of December; we did collect a couple fairly sizable payments that were due to us after the end of the quarter.  The orders that we're now receiving, example the 750 kilometer order from China, came with a fairly good size cash down payment which we've received already.  So we're managing the cable business, and the cable business on a standalone basis is certainly cash flow positive.  On the turbine side, most of our burn, cash spending over the last quarter, for the December quarter, was for fulfilling the Sewind orders, and for you know, continued payments on turbine parts and for some payments on the Little Pringle project, and as both Benton and I said, those turbine related issues have basically been ground to a halt.  We've got the brake on the, you know our foot on the brake pedal on the turbine side pretty hard right now.  Obviously you can't completely shut off the tap, but our intention is to ensure that we maintain the viability of hopefully both businesses, but at a minimum, we know we are not going to shoot the golden goose in the head with the cable business, and that's one of the reasons why we're moving forward with RBS as an option.  I mean there's, we, I don't want to go into how many different options we have with RBS.  You can think of any different ways any potential deal could be structured, but we're very positive about the initial response with the RBS situation.

Adam Adelman: Okay.  Thanks, and a quick question regarding the backlog in the cable, I think I read it's about 11.8 million, and I know you discussed in the wind business what percentage of your backlog is certain versus uncertain.  Would you quantify that 11.8 million as all being very certain?

D.J. Carney: Yeah, it's all real.

Adam Adelman: Okay.

D.J. Carney: It's all, it'll all be delivered in fiscal 2009.

Adam Adelman: Okay, great.

D.J. Carney: I don't, I can't give you an idea on, we're not giving guidance on the March quarter, but all that backlog's real.  You know, we think that, I would say wager a guess that by the end of next week that that backlog number will increase.  We're expecting some orders here pretty soon.

Adam Adelman: Okay, great.  And then, one final question then I'll jump back in the queue.  The repricing of the options that you did recently, I know that you've brought on a new independent board member, was that decision made with, before or after that new board member came on?

Benton Wilcoxon: That decision was made before.

Adam Adelman: Okay, great.  I'll jump back in the queue.

Benton Wilcoxon: Thanks Adam.

Operator: Thank you.  Our next question is from the line of Mike Breard, with Hodges Capital Management.  Please go ahead.

Mike Breard: Okay.  In the last conference call in December you mentioned that you had potential orders on the cable side of 8,000 kilometers, a lot of them in China and Latin America.  You also mentioned 3,500 kilometers that would have closed very soon.  You have the 750 in China and the 92 in Nevada, but are these announcements that you say are coming next week, are they part of this, or have any of those prospective deals been cancelled or what's the situation there?

Benton Wilcoxon: No, none of the, no prospective deals have been cancelled, they just all seem to take their time, and even new ones have popped into the queue.  One that we've been working on for a year is now specified and the engineering company has specified it as now one to tender.  It's in another language, it's just being translated and that doesn't mean we have the order yet, but it does because now there's still another level of engineering that has to occur, and I'm essential saying from sort of pre-feasibility or basic feasibility to actual details then they decided exactly how this line would be laid out and what the time schedule would be.  So there's, in all these, none of them are over, the one we were speaking of for next week is brand new, and it is from North America, and so, the other ones we spoke about mostly were not American or North American prospects, and, in general we have a very big flurry of activity.  If I looked at what was on the list of projects known, there'd be several times what D.J. said was the backorder there, or backlog, and....

D.J. Carney: We just don't really typically comment on what our order pipeline is, but our order pipeline is robust to say the least.

Benton Wilcoxon: It's just very hard to determine when these big projects, these utilities and these governments, would actually finalize.  They plan them and they work on them for years.  It does not mean they lose interest, they always stay there and they keep going and going, but it just doesn't mean that they'll all of a sudden decide it should be done tomorrow, because there really isn't any competitive concept going on, you know, from the point of view of someone else who's going to actually go do the project, there's only one pathway or one line and that's the one they're talking about, and it'll get done when it gets done, so it's pretty hard to predict and it's a little exasperating sometimes when you're on our side of the fence, you do a lot of work and you do a lot of engineering and then you have to sit and wait.

Mike Breard: Okay, but you would characterize these as virtually certain orders; it's just the timing that's unknown.

Benton Wilcoxon: I think there's a bunch of these orders that are absolutely going to come through, and we see no indication, there's still no product that comes out and competes any differently.  There's greater and greater press for energy efficiency, and knowing this, for example, in the stimulus bill, in the House bill, they even stated that in the transmission they should use an energy efficient conductor, or the more energy efficient conductor technology.  I think in the final mix between the Senate one, they left out part of those words and that's what apparently they're now putting back into the interpretation in the process of how you go about tapping into those funds, which of course is what's going on the next couple of weeks, and then it goes into this comment period, et cetera.  So I think that the concept of energy efficiency and transmission is happening all over the world, and we have the most energy efficient conductor.  We haven't seen anything that disputes that, and therefore, would we get all of them, or, you know, in an immediate time frame, I don't know.  But I think we would get a significant portion of them, because there's no better conductor, and I think they'll come in their own good time.  Some countries seem to move slower than others.

Mike Breard: But it's still, you said it's very possible to sell out all of your 2009 production, that's still a strong likelihood?

Benton Wilcoxon: Yes, and that's still the goal.

Mike Breard: Okay.  What you said about the man from AEP, sounds like they have finalized their approval of your 765 line, is that...

Benton Wilcoxon: Well I think, look, finalizing is the final word, but let's put it this way, they gave us a bunch of technical requirements, and we've passed all the series of tests that's been going on for about a year.  Now, they, I believe what they've decided now is they want, totally, for their big projects, a custom size to be made, something that optimizes their idea of what using our conductor would work on their particular project, for their amount of megawatt output and their size and height requirements for their towers.  The, that's what's going on now, what they're just deciding, I mean, we don't mind, we'll make a new size for them if they want, same process as the rest of them, but we prefer someone to use our current one, we think it's the most efficient way to go, certainly simpler, but if someone wants to place a large order for a major transmission line, and they want a custom size, that's not a problem.

Mike Breard: I hate to ask this question, but if you make the custom size, will they want to test it for six or eight months?

Benton Wilcoxon: No, not really.  It goes through just one or two simple tests to make sure there's no holes in the connectors and so on, but the quality is the same in all of them, and as long as we have the same ISO 9001, using the same materials in it, they should all behave the same, so I don't believe that's a problem.

Mike Breard: Okay, and then you also said you were hoping to finalize an agreement with General Cable in January.  Has that been done yet?

Benton Wilcoxon: We have had discussions with General Cable; and in fact there is a discussion next week, in terms of finalizing an agreement with them for manufacturing.

Mike Breard: Okay.

Benton Wilcoxon: Other than the verbal understanding, which is the continuation of our previous agreement.

Mike Breard: All right, and then you definitely get the impression that they will actually make a push to sell your product?

Benton Wilcoxon: Well, they have indicated that they really are not skilled at selling a, you know, a value-added type product.  It's not as easy for them to sell.  So they want to keep it in their catalogs, they want to be able to sell it, they want to push for the existing customers like AEP, so they want to be involved in that, but they make it very clear that we still have to do major sales and new introductory sales if we want to get a lot of orders, we're going to have to do the work.

Mike Breard: Okay.

Benton Wilcoxon: That's no surprise, by the way.

Mike Breard: Okay.  Also on the last conference call you mentioned some pending turbine orders, two in China, five in Mexico and five in Minnesota, a big oil company is talking about mid-year, and a local power generator.  I assume all of these are still working or, what's the...

Benton Wilcoxon: Well, the ones in, the two in China have been cancelled, the whole project is suspended at the moment, and the tender in Mexico by the developer, I believe he won the tender and now I understand it has been cancelled, the whole thing, so I remain puzzled by that project.  I'm not counting on it.  I think that's why we didn't say we had sales right now.  I think we conclude that we actually don't have any new sales, which is, I guess the bad news.

Mike Breard: Okay.

Benton Wilcoxon: And then, the oil company had suspended things due to the price, the difficulties of everything, and financing, they suspended everything for another six months.  They’re not mad at our turbine, they informed us that they want our turbine, and thinking of it for their other projects, that they're not going to suspend, and they're moving forward there, but the quick one that they wanted, they just decided they're going to basically cancel that, for anybody, it has nothing to do with our turbine.

Mike Breard: Okay.  I know oil companies have cancelled other projects too.

Benton Wilcoxon: Yeah, I guess they're feeling the pain somewhat as well, probably less so than we are, but still apparently they're not feeling quite as well off as they used to.

Mike Breard: Okay, and then just one more question, the Czech deal, are you still talking with the banks, or has that been cancelled?

Benton Wilcoxon: The Czech deal has not been cancelled, we're still in discussion with the banks, and hopefully they'll figure out some way to tap into some of the stimulus over there.  They've got some projects going on, proposed in Germany now.

Mike Breard: Okay.

Benton Wilcoxon: Hopefully they'll figure out that financing.

Mike Breard: All right.

Benton Wilcoxon: They're not counting on it.

Mike Breard: No, but your turbine deals are basically on hold until the stimulus bill, the details are decided, so...

Benton Wilcoxon: Yeah...

Mike Breard: ...it'll be another month or more before any of that will go forward?

Benton Wilcoxon: It's possible quicker.  You know a couple of the prospects that were interested in our little wind farm have had us on with their law firm in D.C. today, and they assured them that this stimulus wording would work for the plan that they had for financing it, and in a sense they said they wanted to move forward on the project, as long as their law firm would give them a letter of opinion that this was going forward.  They said they would, so this happened just a few hours ago, so I anticipate we'll have some type of an offer in from them.  It is being managed by RBS, so you know we sometimes get the information in a slightly delayed basis, but only a few minutes.

Mike Breard: Okay.  On the stimulus bill, as you understand it now, would that be for a certain amount of money, in other words, the first 50 projects or whatever could get funded and after that it's over with, in other words is speed of the essence here?

Benton Wilcoxon: Speed is of the essence.  I think there is a finite amount, although I think that these grants, I mean there is probably a finite amount to it, that's what I'm a little unclear on, it's in the several billion, so since we're not planning, you know, a multi-billion dollar start to this year, we're just thinking about trying to do, you know, 50 million for the first little, small one, and then to start the next one, should be another 200 or something, we figured we'd get in on it immediately and start the process in Washington, which is why I said we engaged some representation there to immediately find out how we get our application in to the queue.

Mike Breard: Okay.  One last question.  With RBS is there some sort of timetable?  Would you like to have a deal by the end of March, or have you given any specifics to them?

Benton Wilcoxon: They are managing and have laid out a specific timetable that I'd rather not comment on, but I would say that it's a very tight timetable that I believe will have some feedback during the quarter; this quarter.

Mike Breard: Okay.  All right.  Well good, sounds like your cable is pretty much going full speed ahead, and the wind farm and turbines is possibly looking better.  There is some hope out there.

Benton Wilcoxon: Yeah, no it is, you know it's kind of a shame that we would even have to contemplate things at this particular juncture, because I mean right now, just a few minutes ago we got flashed a picture, came up on the screen in an email, that we got one of our DeWind turbines in front of the capital of Texas in Austin, in front of the capitol building, being driven around it right now as part of a whole display of wind in Texas.  There's some kind of a conference going on, it just came across in front of us, I was pretty shocked, and so I mean we just really have lots of excitement on it.  The problem is that, you know, are we big enough to play in this particular game, and so we want to come out still staying here, because we know how to develop and make and produce the finest quality, and the latest technology, and something which is actually unique, and we believe is better than the other existing turbines out there, and yet, at the same time, we remain baffled by the fact that we really have to have this tremendous power behind you, this appearance of strength.  You know, if you have a big name that everybody recognizes, then all the bankers and everybody feels very comfortable about it.  They don't know how the turbine works; they don't know anything about it and probably don't care, as long as you have a big name.

Mike Breard: Okay, and I understand there are some Nacelles now in the parking lot of Teco so we are ready to go fairly quickly I guess?

Benton Wilcoxon: We're ready and that's why I say we could, we could supply something and close a deal in a week or two and already start sending turbines down the road and ready to install as fast as you could get a crane there.

Mike Breard: Okay.

Benton Wilcoxon: We're ready to take advantage of the timeframe.

Mike Breard: Okay, well thank you very much.

Benton Wilcoxon: Thank you.

Operator: Thank you.  Our next question is from the line of Don Scammell with Supply Chain Management.  Please go ahead.

Don Scammell: Hello guys.  Hey Benton this is for you.  My question relates to the RBS surge, your strategy with regard to DeWind, and you know I'm a shareholder and I understand the excitement on the wind side, I understand the value added you can bring, but as a shareholder I see it as an increasingly large liability, say if a hand, that is a losing hand in this environment, because of the credit situation.  While you've got a stronger hand obviously on the cable side, you elude to the fact that that's where you're spending your attention and your time and resources.  My question is to the, testing the wisdom of management with regards to willing to bail on this, should they not get a partnership, should they not get an injection of capital, for somebody, I mean I need to have some confidence in a timeline that you guys would be willing to pull the plug on something that as of to now, has been a huge detriment to the shareholder value of this company.

Benton Wilcoxon: Well, I think I'll try to answer it this way.  We are confident that there is quite a bit of value in this, and yes of course if it finally got to the point where you had no interest whatsoever, then you'd have to seriously say why hang on to something, but I think what is clear is that our company with DeWind in it, I mean the DeWind portion, someone seeking to get into the wind business, and there are players that are interested in the wind business, and someone that is interested, this is the fastest way to have a world class proven turbine in production, and deliverable for the least amount of money out there.  If you start from scratch, and we're aware of this from some of the other, through people who have expressed interest, who went out and bought some drawings from a German design house for example.  And in that particular case, they've got at least a year or so of trying to figure out how to follow the drawings, order all the parts, so it's probably like you've got to have molds made for castings and things, I means it's a long phase.  It's probably a two year cycle to get it made, and then you've got to go through testing and certification, and modification at any of the situations that came up in your control systems and testings, or if there's any failures, so truthfully it's almost a four year timeframe before you could start delivering the first units, and you know in today's world in four years you just don't know how the wind will blow, as they say.  So, the thing I think rather than saying I want to, you know, give up the operation at a certain date, I'd be careful with that because it wouldn't enhance the value of it when I've got a list of people that are already, you know, very intrigued with it.  So I think the answer is really that we need to find the right partner who says we like your design abilities, et cetera, but we now have to manufacture and muscle these into the marketplace, we have credit financing capabilities through some of our other relationships, and our other businesses, and so I think in this particular area we're going to give it this full try.  As I said during the balance of this quarter there's a whole process being managed, and I really think we need to give it a shot, for the value for the shareholders here to maintain as much as we possibly can.  I think in some regard it should be worth a lot to the right player, because in order for them to start from scratch they’re going to be spending well over, you know, 100, 200 million to get in the game, and then they've still got this long proving cycle and acceptance cycle of a new turbine, so I'd say that'd just be in the first year or two they'd spent that immediately.  I think one of the big companies in Asia announced they were spending, it sounded like too big a number, but they're spending 700 and something million to engage in a new turbine which they've acquired the rights for a design from Germany, and I mean to me that's just astounding, I mean I'd be happy to partner with them for a couple dollar less, and they'd have something going out the door the next day, that is proven, that is exceptional.

Don Scammell: Okay, well good luck with that.  Thank you.

Benton Wilcoxon: Okay.

Operator: Our next question is from the line of Herb Buchbinder with Wachovia Securities.  Please go ahead.

Herb Buchbinder: Hello?

Benton Wilcoxon: Hello Herb?

Herb Buchbinder: Hi, I'm sorry I was on two calls at once.  Can you tell me what Credit Suisse's attitude is towards your company at this point?  Are they active, passive? They've committed capital and I think they appear to have disappeared?  I just wonder what you have to say about them at this point.

Benton Wilcoxon: Well, they have been, you know, initially of course they were very supportive.  I don't think that they're happy today about the marketplace, or about the fact that we can't get orders for the turbines or financing.  I don't actually know who's happy of any of our shareholders, big or small…

Herb Buchbinder: Right.

Benton Wilcoxon: ...and they have certainly felt the pain.  I mean we've had many funds that had positions in the company that then had to right these down to market, so they felt the pain of this huge tsunami which hit us, and, therefore I'm positive they're not happy.  As far as whether they're passive or not, I think up to this point they have not been active in terms of discussions with, or participation shall we say, which is not atypical of funds out of Europe and the U.K.  Oftentimes they are not wanting to participate in the U.S. processes, because it's a boring one to them and it's quite litigious over here and nobody really wants to get that involved and try to figure out the answers.  They are deeply concerned that we focus, I think, on our cable business which they believe is an excellent business...

Herb Buchbinder: Okay.

Benton Wilcoxon: ...and  while I believe that they were very excited with the wind business, and pointed out that in the beginning,  they certainly think that we do need a larger partner in that particular business.

Herb Buchbinder: So they would not be a source of additional capital at this point?

Benton Wilcoxon: No, I don't believe so.  I think they've got all that they can digest at the moment.

Herb Buchbinder: Okay.

Benton Wilcoxon: Maybe a little indigestion.

Herb Buchbinder: Right.  I mean, the other thing your prospects with AEP, you've been working with them for a while, and really haven't done anything.  You think you're likely to get kind of a really small deal as a show me what you can do, as opposed to something significant, and what you think your timeframe is.  I think that would give this thing tremendous credibility, and I have had some discussions with AEP.  I just don't know if they're going to do anything in a major way.

Benton Wilcoxon: We've just completed a small project for AEP about a week ago...

Herb Buchbinder: Um hmm.

Benton Wilcoxon: ...and so we are constantly getting little projects from them.  What we want is one significant, major, high visibility project.

Herb Buchbinder: Um hmm.

Benton Wilcoxon: And that's what we're seeking to try to get, and I can understand why it's taking a while, because of the fact that they have been planning these lines for some five years, and still haven't made any you know, final, final decisions except getting clearer as to the pathway that it would take.

Herb Buchbinder: Do they still have concerns about the cold temp, the ability of the product to withstand really cold temperatures?

Benton Wilcoxon: No.

Herb Buchbinder: That's not an issue at this point?

Benton Wilcoxon: No.

Herb Buchbinder: All right, thank you very much.

Benton Wilcoxon: Okay?  Thank you.

Operator: Thank you and I show no further questions at this time.  Please continue with any closing remarks.

Benton Wilcoxon: Well I'd like to thank all of you for your continued support of the company, even in these troubled times, as well as to express our confidence that we do have a very winning product in our ACCC conductor end of the business, and in fact, we had a beautiful turbine that, with the right support, either from the stimulus package and a couple of big players, or from a sale to someone for all or part of the company, would also turn out to be an interesting and winning product, and I should say that as our financial officer stated earlier, we're not going to jeopardize the entire company or our successful, profitable area of cable, for something, which in fact, we cannot support.

And with that I would like to thank all of you for participating on this call today.

Operator: Ladies and gentlemen, this concludes the Composite Technology Corporation, 2009 First Quarter Conference Call.  Thank you for your participation.  You may now disconnect.